Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-55846

                         PRICING SUPPLEMENT NO. 21 DATED
                         OCTOBER 10, 2002 TO PROSPECTUS
                     DATED FEBRUARY 26, 2001 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 2001

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001, as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:      $20,000,000

Original Issue Date              October 16, 2002
(Settlement Date):

Stated Maturity Date:            October 15, 2004

Interest Rate:                   3.05%

Interest Payment Dates:          April 15 and October 15
                                 commencing April 15, 2003

Type of Notes Issued:            [X ]Senior Notes        [X ]Fixed Rate Notes
                                 [  ]Subordinated Notes  [  ]Floating Rate Notes

Optional Redemption:             [  ]Yes
                                 [X ]No

Form of Notes Issued:            [X] Book-Entry Notes
                                 [ ] Certificated Notes

CUSIP Number:                    09700WEC3


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $20,000,000 aggregate principal amount of Notes that are being purchased, as Principal, by Merrill Lynch, Pierce, Fenner and Smith ("Merrill Lynch"). Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 99.900% of the aggregate principal amount of the Notes, or $19,980,000 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .100% or $20,000.